
                                                                     Exhibit 2.2


                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                              TIBCO SOFTWARE INC.

                                INCONCERT, INC.

                                      AND

                               XEROX CORPORATION


                        Dated as of September 30, 1999
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                               TABLE OF CONTENTS

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ARTICLE I THE ACQUISITION.........................................................   1

     1.1   Purchase of Assets.....................................................   1
     1.2   Consideration..........................................................   2
     1.3   Closing................................................................   3

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER...............................   4

     2.1   Organization, Standing and Power.......................................   4
     2.2   Authority..............................................................   4
     2.3   Capital Structure......................................................   5
     2.4   Financial Statements...................................................   6
     2.5   Compliance with Law....................................................   6
     2.6   No Defaults............................................................   6
     2.7   Litigation.............................................................   7
     2.8   Absence of Certain Changes.............................................   7
     2.9   Absence of Undisclosed Liabilities.....................................   7
     2.10  Agreements.............................................................   7
     2.11  Tax Matters............................................................   8
     2.12  Intellectual Property..................................................   9
     2.13  Title to Properties; Absence of Liens and Encumbrances.................  10
     2.14  Accounts Receivable....................................................  11
     2.15  Governmental Authorizations and Licenses...............................  11
     2.16  Employees; Employee Benefit Plans and Compensation.....................  12
     2.17  Environmental Matters..................................................  13
     2.18  Insurance..............................................................  13
     2.19  Customers..............................................................  13
     2.20  Proprietary Information and Inventions and Confidentiality Agreements..  13
     2.21  Sufficiency of Assets..................................................  13
     2.22  Year 2000..............................................................  13
     2.23  No Finder..............................................................  14
     2.24  Dissenters' and Appraisal Rights.......................................  14
     2.25  Disclosure.............................................................  14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER...............................  14

     3.1   Organization and Standing..............................................  14
     3.2   Authority..............................................................  14
     3.3   No Finder..............................................................  15
     3.4   Disclosure.............................................................  15

ARTICLE IV CERTAIN COVENANTS......................................................  15

     4.1   Conduct of Business of InConcert.......................................  15
     4.2   No Solicitation........................................................  16

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                               TABLE OF CONTENTS
                                  (continued)

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     4.3   Access to Information..................................................  17
     4.4   Confidentiality........................................................  17
     4.5   Public Disclosure......................................................  18
     4.6   Expenses...............................................................  18
     4.7   Consents...............................................................  18
     4.8   Commercially Reasonable Efforts........................................  18
     4.9   Notification of Certain Matters........................................  18
     4.10  Additional Documents and Further Assurances............................  18
     4.11  Taxes..................................................................  19
     4.12  Bulk Sales.............................................................  19
     4.13  Covenant Not to Solicit: Name Change...................................  19
     4.14  Provider-of-Choice Endorsement.........................................  19
     4.15  HSR Filing.............................................................  19
     4.16  Voting Agreement.......................................................  20
     4.17  Transition Services Agreement..........................................  20
     4.18  Dissolution............................................................  20
     4.19  Transfer of Assets to InConcert........................................  20
     4.20  Employee Matters.......................................................  20
     4.21  Buyer's Severance Obligation...........................................  20

ARTICLE V CONDITIONS TO THE ACQUISITION...........................................  20

     5.1   Conditions to Obligations of Each Party to Effect the Acquisition......  20
     5.2   Additional Conditions to Obligations of the Seller.....................  21
     5.3   Additional Conditions to the Obligations of Buyer......................  21

ARTICLE VI INDEMNITY..............................................................  22

     6.1   Survival of Representations, Warranties and Covenants..................  22
     6.2   Indemnity..............................................................  22
     6.3   Limitations on Indemnity...............................................  23
     6.4   Indemnification Procedures; Time Limits................................  23
     6.5   Resolution of Conflicts; Arbitration...................................  24
     6.6   Treatment..............................................................  25

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.....................................  25

     7.1   Termination............................................................  25
     7.2   Effect of Termination..................................................  26
     7.3   Amendment..............................................................  26
     7.4   Extension; Waiver......................................................  26

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                               TABLE OF CONTENTS
                                  (continued)

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ARTICLE VIII GENERAL PROVISIONS...................................................  26

     8.1   Notices................................................................  26
     8.2   Survival...............................................................  27
     8.3   Interpretation.........................................................  28
     8.4   Counterparts...........................................................  28
     8.5   Entire Agreement.......................................................  28
     8.6   Severability...........................................................  28
     8.7   Specific Performance...................................................  28
     8.8   Other Remedies.........................................................  28
     8.9   Governing Law..........................................................  29
     8.10  Rules of Construction..................................................  29
     8.11  Release of Liens.......................................................  29

                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of September 30, 1999 by and among TIBCO Software Inc., a Delaware corporation ("Buyer"), InConcert, Inc., a Delaware corporation ("InConcert"), and Xerox Corporation, a New York corporation ("Xerox" and, together with InConcert, "Seller").

                                    RECITALS

     A. Xerox and the Board of Directors of each of Buyer and InConcert believe it is in the best interests of each company and its respective shareholders that Buyer acquire the U.K. Assets (as defined below) and assume the Assumed U.K. Liabilities (as defined below) in accordance with the terms of this Agreement.

     B. Concurrently with the execution of this Agreement, Buyer, InConcert and Xerox are entering into separate agreements providing for the purchase by Buyer of certain assets of InConcert located in the United States (the "U.S. Assets") and of certain assets in Germany (the "German Assets"), and for the assumption by Buyer of certain liabilities of InConcert related to such U.S. Assets and German Assets (the "Assumed U.S. Liabilities" and "Assumed German Liabilities", respectively). Buyer's acquisition of the Assets (as defined below) and the Assumed Liabilities (as defined below) is herein referred to as the "Acquisition".

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                THE ACQUISITION

     1.1  Purchase of U.K. Assets.
          -----------------------

          (a)  Purchase and Sale of U.K. Assets. On the terms and subject to the
               --------------------------------
conditions set forth in this Agreement, InConcert will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase and acquire from InConcert, on the Closing Date (as defined in Section 1.3) all of InConcert's right, title
                                   -----------
and interest in and to the assets, properties and agreements of InConcert identified in the section entitled "Asset Listing -U.K." on Schedule 1.1(a)
                                                            ---------------
hereto (collectively, the "U.K. Assets" and, together with the U.S. Assets and the German Assets, the "Assets"). The parties agree that the Assets do not include any right, title or interest in or to the name "Xerox."

          (b)  Assumption of U.K. Liabilities. At the Closing, Buyer shall
               ------------------------------
assume only the liabilities of InConcert listed or described in the section entitled "Assumed Liabilities - U.K." on Schedule 1.1(b) attached hereto
                                         ---------------
(collectively, the "Assumed U.K. Liabilities" and, together with the Assumed U.S. Liabilities and Assumed German Liabilities, the "Assumed Liabilities"). The business conducted by InConcert using the Assets or involving the Assumed Liabilities is referred to herein as the "InConcert Business."

     1.2  Consideration.
          -------------

          (a)  Consideration for Assets. On the terms and subject to the
               ------------------------
conditions set forth in this Agreement, as full payment for the transfer of all of the Assets by InConcert to Buyer, at the Closing Buyer shall pay to InConcert an aggregate of thirty-four million dollars ($34,000,000) in cash (such aggregate amount to be paid for the Assets referred to herein as the "Purchase Price"), subject to adjustment as provided in Section 1.2(b) below, which such
                                              --------------
aggregate Purchase Price shall be allocated among the U.K. Assets, the U.S. Assets and the German Assets in accordance with Section 1.2(c) below.
                                                --------------

          (b)  Adjustment of Purchase Price.
               ----------------------------

               (i) At the Closing, InConcert shall deliver to Buyer a balance sheet of the InConcert Business as of the Closing Date (the "Closing Balance Sheet"). Using the Closing Balance Sheet and the Balance Sheet (as defined in
Section 2.4), InConcert shall prepare and deliver to Buyer within two weeks
-----------
after the Closing Date a calculation of any change in net assets of the InConcert Business from the date of Balance Sheet to the Closing Date. The Closing Balance Sheet and the calculation of any change in net assets shall be prepared using generally accepted accounting principles ("GAAP") consistently applied. If the net assets of InConcert as of the Closing Date shall not exceed the amount of liabilities reflected on the Balance Sheet by at least $600,000 (a "Shortfall"), the Purchase Price shall be reduced by the amount of such Shortfall (a "Purchase Price Reduction").

               (ii) If Buyer objects to InConcert's calculation of any Shortfall, then, within two weeks after the delivery to Buyer of such calculation, Buyer shall deliver to InConcert a written notice describing in reasonable detail Buyer's objections to InConcert's calculation (an "Objection Notice"). If Buyer shall not have delivered an Objection Notice to InConcert within such two week period, or if Buyer earlier informs InConcert that it accepts InConcert's calculation of any Shortfall, then InConcert's calculation shall be binding and conclusive on Buyer. If Buyer delivers an Objection Notice to InConcert, and if Buyer and InConcert are unable to agree upon the calculation of the Shortfall, within thirty (30) days after an Objection Notice is delivered to InConcert, the dispute shall be finally settled by a mutually acceptable independent accounting firm. The determination by the independent accounting firm of the Shortfall shall be conclusive and binding on the parties hereto. Buyer and InConcert shall each bear and pay one-half of the fees and other expenses of such independent accounting firm.

               (iii) Within three (3) business days after the final determination of any Shortfall in accordance with Section 1.2(b)(ii), InConcert
                                                  ------------------
shall deliver to Buyer any Purchase Price Reduction by wire transfer in accordance with Buyer's instructions.

               (iv) If, subsequent to the Closing Date, Buyer shall collect amounts due under the Software License and Maintenance and Support Agreement dated March 31, 1999 between InConcert and UUNet Tech., Inc. (the "UUNet Amount") in accordance with the terms and conditions of such agreement, Buyer shall remit the lesser of the Shortfall or the UUNet Amount.

          (c)  Allocation of Purchase Price. The parties hereby agree that,
               ----------------------------
unless otherwise required by applicable law, rule, or regulation, not less than 95% of the Purchase Price shall be allocated to the U.S. Assets. Within ninety
(90) days following the Closing, Buyer shall prepare and deliver to Seller an allocation of the Purchase Price plus any other consideration properly allocable among the Assets (the "Allocation"). The parties agree that all tax returns and reports (including Internal Revenue Service ("IRS") Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise take a position inconsistent with) the Allocation unless required by the IRS or a state taxing authority.

          (d)  Sales Taxes. Buyer shall pay and promptly discharge when due the
               -----------
entire amount of any and all sales and use tax ("Sales Taxes") and value added tax ("VAT") imposed or levied by reason of the sale of the Assets to Buyer. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Sales Taxes and VAT. InConcert shall retain one archival copy of all computer software embodying InConcert Intellectual Property, and shall have no right to use such copy other than as set forth herein. All such computer software shall be copied on magnetic media for transfer to Buyer, and Buyer and Seller hereby acknowledge and agree that the value of such magnetic media is $500.

     1.3  Closing.
          -------

          (a)  Closing. Unless this Agreement is earlier terminated pursuant to
               -------
Section 7.1, the closing of the transactions contemplated by this Agreement (the
-----------
"Closing") shall be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, at 10:00 a.m. on the date which is two business days following satisfaction or waiver of the last of the conditions to Closing as set forth in the Article V hereof, or on such other time and/or date as the parties agree (the actual date on which the Closing occurs is referred to herein as the "Closing Date").

          (b)  Delivery.  At the Closing:
               --------

               (i) Buyer shall deliver to InConcert an instrument of assumption of liabilities by which Buyer shall assume the Assumed Liabilities as of the Closing.

               (ii) Buyer shall deliver to InConcert the Purchase Price by wire transfer in accordance with InConcert's instructions.

               (iii) InConcert shall deliver to Buyer the Closing Balance Sheet as contemplated by Section 1.2(b).
                   --------------

               (iv) InConcert shall deliver to Buyer all bills of sale, endorsements, assignments, consents to assignments to the extent obtained and other instruments and documents as Buyer may reasonably request to sell, convey, assign, transfer and deliver to Buyer InConcert's title to all the Assets.

               (v) Seller and Buyer shall deliver or cause to be delivered to one another such other instruments and documents necessary or appropriate to evidence the due execution, delivery and performance of this Agreement.

          (c)  Taking of Necessary Further Action. If, at any time after the
               ----------------------------------
Closing Date, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement the parties agree to take, and will take, all such lawful and reasonably necessary and/or reasonably desirable action. Without limiting the generality of the foregoing, InConcert and Xerox agree that they will take all lawful and reasonably necessary and/or reasonably desirable action to transfer all right, title and interest to any Asset not transferred to Buyer as of the Closing.

                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as described in the disclosure schedule delivered by InConcert to Buyer simultaneously with the execution of this Agreement and attached hereto as
Schedule 2 (the "Seller Disclosure Schedule"), InConcert, and, with respect to
----------
the representations and warranties set forth in Sections 2.2, 2.12 and 2.25, InConcert and Xerox, jointly and severally, represent and warrant to Buyer as follows.

     2.1  Organization, Standing and Power.  InConcert is a corporation duly
          --------------------------------
organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. InConcert is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" shall mean a material adverse effect on the business, assets, financial condition, results of operations or prospects of the InConcert Business. InConcert has made available to Buyer complete and correct copies of the Certificate of Incorporation and Bylaws of InConcert, as amended to the date hereof.

     2.2  Authority.  Each of InConcert and Xerox has all requisite corporate
          ---------
power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by InConcert and Xerox of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of InConcert and Xerox, and have been approved by the Board of Directors of InConcert, and will, prior to the Closing, be approved by the stockholders of InConcert, in accordance with applicable law. No other corporate proceeding on the part of InConcert or Xerox is necessary to authorize the execution and delivery of this Agreement by InConcert and Xerox or the performance of the obligations of InConcert and Xerox hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by InConcert and Xerox and constitutes a legal, valid and binding obligation of each of InConcert and Xerox enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Section 2.2 of the Seller Disclosure Schedule, the
                       -----------
execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to InConcert, or its properties or assets, or conflict with any provision of the Certificate of Incorporation or Bylaws of InConcert or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of a lien or encumbrance on any of the Assets pursuant to any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which InConcert is a party or by which InConcert or any of the Assets may be bound. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to InConcert or Xerox in connection with the execution and delivery of this Agreement or the consummation by InConcert or Xerox of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) consents, approvals, orders, authorizations, registrations, declarations and filings that, if not obtained, would not materially and adversely affect the ability of InConcert to transfer the Assets to Buyer at the Closing and (iii) any registration or filing to be filed or made by Buyer subsequent to the Closing in order to complete the transfer of the intellectual property Assets.

     2.3  Capital Structure
          -----------------

          (a) The authorized capital stock of InConcert ("InConcert Capital Stock") consists of 30,000,000 shares of common stock ("InConcert Common Stock"), of which 20,002 shares are issued and outstanding, and 24,000,000 shares of authorized preferred stock ("InConcert Preferred Stock"). The InConcert Preferred Stock consists of 16,000,000 shares that have been designated Series A Preferred Stock, of which 16,000,000 shares are issued and outstanding, and 2,273,362 shares that have been designated Series B Preferred Stock, of which 2,273,362 shares are issued and outstanding. Prior to the Closing, InConcert will amend its Certificate of Incorporation to increase the authorized number of shares of Preferred Stock to 30,000,000 and will designate and issue an aggregate of 5,940,578 shares of Series C Preferred Stock. The InConcert Capital Stock is held by the persons, with the domicile addresses and in the amounts set forth in Section 2.3(a) of the Seller Disclosure Schedule.
                            --------------
All outstanding shares of InConcert Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, InConcert's Certificate of Incorporation or Bylaws or any agreement to which InConcert is a party or by which it is bound.

          (b) InConcert has reserved 5,186,971 shares of InConcert Common Stock for issuance to employees and consultants pursuant to its 1996 Stock Option Plan (the "Option Plan"), of which, as of September 24, 1999, 2,921,092 shares were subject to outstanding, unexercised options and options not yet granted but contemplated in offer letters to employees of InConcert, and of which 2,245,877 shares remained available for future grant as of such date. During the period from September 24, 1999 until the date hereof, InConcert has not issued any options or issued any offer letters or other promises relating to the grant of options. InConcert has not granted any options to purchase InConcert Capital Stock outside the Option Plan. Section 2.3(b) of the Seller Disclosure
                               --------------
Schedule sets forth for each outstanding option to purchase InConcert Common Stock the name of the holder of such option, the number of shares of InConcert Common Stock subject to such option and the exercise price of such option. Each option listed in Section 2.3(b) of the Seller Disclosure Schedule vests as to
                 --------------
one-third of the underlying InConcert Common Stock on each of the first, second and third anniversaries of the date of grant. No option to purchase InConcert Common Stock will be accelerated and become exercisable by the transactions contemplated by this Agreement. Except for the options described in Section
                                                                    -------
2.3(b) of the Seller Disclosure Schedule, there are no outstanding options,
-----
warrants or other rights to acquire or receive shares of InConcert Capital Stock ("InConcert Rights") or other commitments or agreements of any character, written or oral, to which InConcert is a party or by which it is bound obligating InConcert to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of InConcert, or to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such InConcert Right or other agreement or commitment.

     2.4  Financial Statements.  InConcert has furnished Buyer with (i)
          --------------------
unaudited balance sheets of InConcert as of December 31, 1997 and 1998, together with unaudited statements of operations of InConcert for the respective 12 month periods then ended; and (ii) an unaudited balance sheet of InConcert as of August 31, 1999 (the "Balance Sheet"), together with an unaudited statement of operations of InConcert for the period from January 1, 1999 through August 31, 1999. (The financial statements referenced in this Section 2.4 are referred to
                                                   -----------
hereinafter as the "Financials"). The Financials have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present, in all material respects, the financial position and results of operations of InConcert as of the dates of, and for the periods covered by, such Financials.

     2.5  Compliance with Law.  The business of InConcert has been conducted
          -------------------
so as to comply in all material respects with all laws, rules and regulations, judgments, decrees or orders of any Governmental Entity applicable to the operations of InConcert. As of the date hereof, there are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against InConcert with any continuing effect that could reasonably be expected have a Material Adverse Effect. To the knowledge of InConcert and Xerox, there is no investigation by any Governmental Entity pending against InConcert which is reasonably likely to have a Material Adverse Effect.

     2.6  No Defaults.  InConcert is not, nor would it be with the passage of
          -----------
time, (i) in violation of any provision of its Certificate of Incorporation or Bylaws or (ii) in default or violation of any term, condition or provision of
(A) any judgment, decree, order, injunction or stipulation which relates to InConcert or (B) any agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license to which InConcert is a party, which relates to InConcert or by which any of the Assets may be bound, in any such case in a manner that could reasonably be expected to have a Material Adverse Effect.

     2.7  Litigation.  Except as set forth on Section 2.7 of the Seller
          ----------                          -----------
Disclosure Schedule, there is no action, suit, proceeding, claim or governmental investigation pending or, to the knowledge of InConcert, threatened, against InConcert that could reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding, claim or, to the knowledge of InConcert, governmental investigation pending against InConcert or Xerox as of the date hereof that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby.

     2.8  Absence of Certain Changes.  Since August 31, 1999, the business of
          --------------------------
InConcert has been operated in the ordinary course and, except for the execution, delivery and performance of this Agreement or as required hereby, (a) there has not occurred: (i) any material adverse change in the InConcert Business, (ii) any Material Adverse Effect or (iii) any acceleration, modification or cancellation of any agreement, contract, lease or license material to the operation of InConcert; and (b) Seller has not taken any of the actions prohibited by Section 4.1.
                      -----------

     2.9  Absence of Undisclosed Liabilities.  To InConcert's knowledge, there
          ----------------------------------
are no liabilities relating to the InConcert Business except as set forth herein, in the Seller Disclosure Schedule, on Schedule 1.1(b) or on the Balance
                                              ---------------
Sheet.

     2.10 Agreements.  Except as set forth in Section 2.10 of the Seller
          ----------                          ------------
Disclosure Schedule, InConcert is not a party to, and Buyer will not, by purchasing the Assets and assuming the Assumed Liabilities, become subject to:

          (a) Any union contract or any employment contract or arrangement providing for future compensation, written or oral, with any officer, consultant, director or employee which is not cancelable by InConcert on 30 days' notice or less without penalty or obligation to make payments related to such termination, other than (A) (in the case of employees other than executive officers of InConcert) such agreements as are not materially different from standard arrangements offered to employees generally in the ordinary course of business consistent with InConcert's past practices and (B) such agreements as may be imposed or implied by law;

          (b) Any plan, contract or arrangement, the obligations under which exceed $50,000, written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit-sharing, or the like;

          (c) Any OEM agreement, distribution agreement, volume purchase agreement or other similar agreement in which the annual amount paid or received by InConcert during the twelve-month period ended August 31, 1999 exceeded $250,000 or pursuant to which InConcert has granted most favored nation pricing provisions or exclusive marketing rights related to any product, group of products or territory to any person;

          (d) Any lease or month-to-month tenancy for real or personal property in which the amount of payments which InConcert is required to make on an annual basis exceeds $100,000;

          (e) Any contract containing covenants purporting to limit InConcert's freedom to compete in the business in which InConcert is engaged in any geographic area; or

          (f)  Any other contract material to InConcert.

     Each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment listed in
Section 2.10 of the Seller Disclosure Schedule is valid and binding on
------------
InConcert, and is in full force and effect, and neither InConcert nor, to Seller's knowledge, any other party, has breached any provision of, nor is it in default under the terms of, any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment, except for such failures to be valid and binding or in full force and effect and such breaches or defaults as could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 2.10 of the
                                                        ------------
Seller Disclosure Schedule, all rights of InConcert under each such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment may be assigned to Buyer as of the Closing without obtaining the consent, waiver or approval of any party.

     2.11 Tax Matters.
          -----------

          (a)  Definition of Taxes. For the purposes of this Agreement, "Tax" or
               -------------------
"Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  Tax Liability, etc. There are no liens or similar encumbrances
               ------------------
relating to or attributable to Taxes on the Assets, other than liens for Taxes not yet due. InConcert has withheld with respect to all of its employees all federal, state, local and foreign income taxes, FICA, FUTA and other Taxes required to be withheld. Except as set forth in Section 2.11(b) of the
                                                ---------------
Seller Disclosure Schedule, after giving effect to the consummation of the transactions contemplated hereby, the Assets will not be subject to, nor will Buyer have, any liability in respect of any Taxes arising from or relating to the ownership, possession, operation or use of the Assets by InConcert prior to the Closing.

     2.12  Intellectual Property.
           ---------------------

          (a) For purposes hereof, "Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (v) all databases and data collections and all rights therein throughout the world; and (vi) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded,
(vii) all Web addresses, sites and domain names, all rights of publicity and privacy, and (viii) any similar, corresponding or equivalent rights to any of the foregoing and (ix) all documentation related to any of the foregoing.

               InConcert owns, co-owns or is licensed or otherwise entitled to use all Intellectual Property, including any software products of InConcert, that are or would be used in the business of InConcert as currently conducted or as currently proposed to be conducted, as the case may be (the "InConcert Intellectual Property"). All of the InConcert Intellectual Property is included in the Assets.

          (b)  Schedule 1.1(a) lists, as of the date hereof, (i) all patents,
               ---------------
registered copyrights, registered trademarks, registered service marks, and any applications therefor, included in the InConcert Intellectual Property, as well as any such unregistered trademarks and servicemarks in which InConcert has claimed rights; and (ii) the jurisdictions in which each of the foregoing has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers. Section 2.12(b) of the Seller Disclosure Schedule sets
                     ---------------
forth a list all license agreements under which InConcert licenses as licensee the intellectual property rights or technology of third parties relating to technology or software which is incorporated in its existing products or used in the development of such products. Except as set forth in Section 2.12(b) of the
                                                         ---------------
Seller Disclosure Schedule, all rights of InConcert under each such license agreement may be assigned to Buyer as of the Closing without obtaining the consent, waiver of approval of any party and without the payment to such third party of any additional consideration. Neither InConcert nor, to Seller's knowledge, any other party, is in material violation of any such license agreement.

          (c)  Other than as set forth in Section 2.12(c) of the Seller
                                          ---------------
Disclosure Schedule, InConcert is not a party to, and Buyer will not, by purchasing the Assets and assuming the Assumed Liabilities, become subject to
(i) any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons other than the payment or receipt of royalties by InConcert on InConcert's products; (ii) any agreement pursuant to which InConcert was obligated to make payment of royalties in the twelve-month period ended August 31, 1999 of $250,000 or more;

(iii) any agreement pursuant to which InConcert has the right to utilize the intellectual property rights of others in any products currently marketed by InConcert; (iv) any agreement that will subject Buyer to any noncompetition restriction on the operation of its business or the business of InConcert; or
(v) any agreement requiring Buyer to grant any right to any third party. Except as set forth in Section 2.12(c) of the Seller Disclosure Schedule, all rights
                ---------------
of InConcert under each agreement referenced in the preceding sentence may be assigned to Buyer as of the Closing without obtaining the consent, waiver of approval of any party. Neither InConcert nor, to Seller's knowledge, any other party, is in material violation of any such contract, agreement or arrangement.

          (d)  Except as set forth in Section 2.12(d) of the Seller Disclosure
                                      ---------------
Schedule, no claims with respect to the InConcert Intellectual Property have been communicated to Seller (i) to the effect that the manufacture, sale or use of any product, technology or service of InConcert as now used or offered by InConcert infringes on any intellectual property right of a third party or (ii) challenging the ownership or validity of any of the InConcert Intellectual Property. Without limiting the foregoing, except as set forth in Section 2.12(d)
                                                                 ---------------
of the Seller Disclosure Schedule, neither the Assets nor the operation of the business of InConcert as it currently is conducted by InConcert (including but not limited to the design, development, distribution, use, import, manufacture, license, sale or use of products, technology or services of InConcert (including products, technology or services currently under development)) infringes or misappropriates any third party intellectual property rights, including any patent, copyright, trade secret, trademark, or service mark of any person, or violates the Intellectual Property rights or rights to privacy or publicity of any third party, or constitutes unfair competition or trade practices under the laws of the United States or, to the knowledge of InConcert, any other jurisdiction in which InConcert currently conducts its business, and Seller has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of InConcert infringes or misappropriates the intellectual property right of any person or that InConcert has engaged in unfair competition or trade practices under the laws of any jurisdiction (nor does the Seller have knowledge of any basis therefor); provided, however, that
                                                       --------  -------
the foregoing representation and warranty with respect to the InConcert trademark in those jurisdictions in which InConcert currently conducts business (other than the United States) shall be qualified as to the knowledge of InConcert. To the knowledge of Seller, as of the date hereof, all patents and registered trademarks, service marks and registered copyrights held by InConcert are valid and subsisting except for failures to be valid and subsisting that could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 2.12(d) of the Seller Disclosure Schedule, Seller does not
             ---------------
know of any unauthorized use, infringement or misappropriation of any InConcert Intellectual Property by any third party.

          (e) Neither InConcert nor Buyer has any obligation to provide any derivative works related to the InConcert Intellectual Property to any governmental agency.

          (f) No Governmental Entity has any rights to the Assets that would restrict or impair Buyer's right to commercially exploit the Assets.

     2.13 Title to Properties; Absence of Liens and Encumbrances.
          ------------------------------------------------------

          (a)  Schedule 1.1(a) sets forth a list of (i) all real and personal
               ---------------
property owned or leased by InConcert and (ii) each lease or mortgage agreement relating to such property. A copy of each such lease or mortgage agreement has been provided to Buyer. Except as set forth in Section 2.13(a) of the Seller
                                               ----------------
Diclosure Schedule, all rights of InConcert under each agreement referenced in clause (ii) of the preceding sentence may be assigned to Buyer as of the Closing without obtaining the consent, waiver of approval of any party that has not been previously obtained by InConcert.


          (b) InConcert has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the Assets, free and clear of any liens, charges, pledges, security interests or other encumbrances, except for such of the foregoing as (A) are reflected in the Financial Statements or in Schedule 2.13(b) of the Seller Disclosure Schedule, or (B)
                 ----------------
arise out of taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, or (C) such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby. All of the Assets (as applicable) are in reasonably good operating condition and repair, ordinary wear and tear and routine maintenance excluded.

     2.14  Accounts Receivable. All accounts receivable of InConcert ("Accounts
           -------------------
Receivable") are reflected properly on the Balance Sheet and are included in the Assets. All Accounts Receivable (i) arose in the ordinary course of business,
(ii) represent bona fide indebtedness incurred by the applicable account debtors in the amounts invoiced by InConcert and stated on its books and records, (iii) are carried at values determined in accordance with GAAP, consistently applied, and (iv) are not subject to any defenses, counterclaims or claims for set off. The reserves against the Accounts Receivable have been established in accordance with GAAP, and based upon a review of such Accounts Receivable, Seller reasonably believes such reserves to be adequate. No person has any lien, pledge, charge, claim, security interest or other encumbrance of any sort (each a "Lien") on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable. Except as set forth in Section 2.14 of the Seller Disclosure
                                   ------------
Schedule, no such Accounts Receivable are owed by a person or entity that has sought the protection of any bankruptcy or insolvency law or is the subject of any dispute as to payment. Except as set forth in Section 2.14 of the Seller
                                                  ------------
Disclosure Schedule, all Accounts Receivable, net of reserves, are current and collectible.

     2.15  Governmental Authorizations and Licenses. InConcert is the holder of
           ----------------------------------------
all licenses, authorizations, permits, concessions, certificates and other franchises of any Governmental Entity required to operate its business, the failure to hold which could reasonably be expected to have a Material Adverse Effect (collectively, the "Licenses"). The Licenses are in full force and effect. Except in any such case as could not reasonably be expected to have a Material Adverse Effect, there is not now (a) any pending action, suit, proceeding against InConcert before any Governmental Entity with respect to the Licenses, (b) to the knowledge of InConcert, any pending or threatened investigation or any threatened action, suit, proceeding against InConcert before any Governmental Entity with respect to the Licenses or (c) any issued or outstanding notice, order or complaint with respect to the violation by InConcert of the terms of any License or any rule or regulation applicable thereto.

     2.16  Employees; Employee Benefit Plans and Compensation.
           --------------------------------------------------

           (a)  For purposes of this Section 2.16, the following terms shall
                                     ------------
have the meanings set forth below:

                (i)   "Employee Plan" shall refer to any plan, program, policy,
                       -------------
practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by InConcert for the benefit of any "Employee" (as defined below);

               (ii)   "Employee" shall mean any current, former, or retired
                       --------
employee, consultant, independent contractor, sales representative, officer, or director of InConcert;

               (iii)  "Employee Agreement" shall refer to each employment,
                       ------------------
severance, consulting or similar agreement or contract, whether written or oral, between InConcert and any Employee.

          (b)  Except as set forth in Section 2.16(b) of the Seller Disclosure
                                      ---------------
Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) result in Buyer becoming subject to any liability or obligation (i) under any Employee Plan or Employee Agreement or
(ii) to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security or other benefits for Employees.

          (c) Each Employee Plan and Employee Agreement can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms without liability to Buyer.

          (d) No work stoppage or labor strike against InConcert is pending or, to the knowledge of Seller, threatened. InConcert is not involved in or threatened with any labor dispute, grievance or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to InConcert. InConcert has not engaged in any unfair labor practices which could, individually or in the aggregate, directly or indirectly result in a liability to InConcert. InConcert is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, contract with or commitment to any trade union, employee bargaining agent or affiliated bargaining agent (collectively, "Labor Representatives"), and InConcert has not conducted negotiations with respect to any such future contracts or commitments; no Labor Representatives hold bargaining rights with respect to any employees of InConcert; and there are no current or, to the knowledge of Seller, threatened attempts to organize or establish any trade union or employee association with respect to InConcert.

           (e)  Each individual set forth in Section 4.13(a) of the Seller
                                             ---------------
Disclosure Schedule has, for the entire period of his or her employment with InConcert, devoted all of his or her time as an employee of InConcert to the InConcert Business.

     2.17  Environmental Matters. To InConcert's knowledge, InConcert has at
           ---------------------
all relevant times been in material compliance with all environmental laws, and has received no potentially responsible party notice or functionally equivalent notice from any Governmental Entity or private party concerning releases or threatened releases of any "hazardous substance" as that term is defined under 42 U.S.C. 9601(14).

     2.18  Insurance. There are in place insurance policies relating to its
           ---------
business and the Assets in reasonable amount and scope. Each such insurance policy is in full force and effect. All claims arising, if any, and all premiums due and payable under such policies have been paid in full.

     2.19  Customers. Section 2.19 of the Seller Disclosure Schedule sets forth
           ---------  ------------
each customer of InConcert from which InConcert received revenues in an aggregate amount in excess of $50,000 during the twelve-month periods ended December 31, 1997 and 1998 and the eight-month period ended August 31, 1999.

     2.20  Proprietary Information and Inventions and Confidentiality
           -----------------------------------------------------------
Agreements. Except as set forth in Section 2.20 of the Seller Disclosure
----------                         ------------
Schedule, each current employee, consultant and officer of InConcert has executed a proprietary information and inventions and confidentiality agreement in the form made available to counsel of Buyer, and it is InConcert's policy that such agreements be executed by each new employee, consultant, officer and director of InConcert in the ordinary course of InConcert's business.

     2.21  Sufficiency of Assets. The Assets and the services to be provided
           ---------------------
pursuant the Transition Services Agreement referred to in Section 4.17 hereof,
                                                          ------------
include all assets, properties and rights, tangible and intangible, necessary to enable Buyer to operate the business of InConcert after the Closing in the same manner in which the business of InConcert was operated or proposed to be operated prior to the Closing.

     2.22  Year 2000. As of the Closing, the Assets will permit Buyer to
           ---------
manufacture products that will not malfunction, cease to function, generate incorrect data or provide incorrect results when processing, providing and/or receiving (i) data into and between the twentieth and twenty-first centuries or
(ii) data in connection with any valid date in the twentieth or twenty-first century, and Buyer will not be subject to liabilities arising from their failure, or the failure of any products sold by Seller prior to the Closing, to do so, if Buyer manufactures, markets and sells such product in accordance with the methods employed by InConcert prior to the Closing. Seller has not made any representations or warranties (other than those contained in this Section 2.22)
                                                                  ------------
regarding the ability of any product developed, manufactured, sold or licensed by InConcert to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing and/or receiving (i) data into and between the twentieth and twenty-first centuries or (ii) data in connection with any valid date in the twentieth or twenty-first century.

     2.23  No Finder. Neither Seller nor any party acting on its behalf has
           ---------
paid or become obligated to pay any fee or commission to any financial advisor, broker or finder for or on account of the transactions contemplated by this Agreement.

     2.24  Dissenters' and Appraisal Rights. No holder of InConcert Capital
           --------------------------------
Stock has or, on the Closing Date, will have any dissenters' or appraisal rights under applicable law with respect to the transactions contemplated by this Agreement.

     2.25  Disclosure. None of the representations or warranties of Seller
           ----------
contained herein and none of the information contained in the Seller Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that:

     3.1  Organization and Standing . Buyer is a corporation duly organized,
          -------------------------
validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Buyer is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on the business, assets, financial condition, results of operations or prospects of Buyer.

     3.2  Authority. Buyer has all requisite corporate power and authority to
          ---------
enter into this Agreement and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and have been approved by the Board of Directors of Buyer. No other corporate proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement by Buyer or the performance of Buyer's obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to Buyer, or its properties or assets, or conflict with any provision of its Articles of Incorporation or Bylaws. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act, or (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as would not have a material adverse effect on the ability of Buyer to pay the Purchase Price to InConcert and assume the Assumed Liabilities at the Closing.

     3.3  No Finder. Neither Buyer nor any party acting on either of their
          ---------
behalf has paid or become obligated to pay any fee or commission to any financial advisor, broker or finder for or on account of the transactions contemplated by this Agreement.

     3.4  Disclosure. None of the representations or warranties of Buyer
          ----------
contained herein and none of the information contained in the Buyer Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE IV

                               CERTAIN COVENANTS

     4.1  Conduct of Business of InConcert . During the period from the date of
          --------------------------------
this Agreement and continuing until the earlier of the termination of this Agreement and the Closing Date, Seller agrees (except to the extent that Buyer shall otherwise consent in writing), to carry on the business of InConcert in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay or perform other obligations when due and to use its commercially reasonable efforts consistent with past practice and policies to preserve intact the business of InConcert, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the business of InConcert at the Closing Date. Except as contemplated by this Agreement, Seller shall not, without the prior written consent of Buyer:

          (a) Sell, lease, license, or otherwise dispose of or encumber any of the Assets, or acquire or dispose of a material amount of property or assets of InConcert other than for fair consideration in the ordinary course of business consistent with past practice;

          (b)  Declare or pay any dividends on any InConcert Capital Stock;

          (c) Issue any equity securities or rights to acquire equity securities of InConcert, other than (i) the issuance of up to 5,940,578 shares of Series C Preferred Stock to Xerox, (ii) the issuance of options to purchase up to 618,631 shares of InConcert Common Stock to employees of InConcert, and (iii) the issuance of InConcert Common Stock upon exercise of options outstanding on the date hereof;

          (d)  Impair, transfer or grant any InConcert Intellectual Property;

          (e) Enter into any commitment or transaction other than in the ordinary course of business consistent with past practice; provided that InConcert will provide notice to Buyer prior to entering into any purchase order providing for the receipt of revenues prior to the Closing Date in an amount exceeding $750,000;

          (f) Agree to delay or postpone the payment of any Account Receivable, or cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

          (g) Enter into any Employment Agreement, Employee Plan, other employment arrangement or collective bargaining agreement, written or oral, or modify the terms of any existing such contract, plan, arrangement or agreement (including any grant of an increase in the compensation of any employee of InConcert); or

          (h) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (g) above, or any other action that
                  ---------------            ---
would (i) prevent Seller from performing or cause Seller not to perform its covenants hereunder or (ii) be reasonably likely to have a Material Adverse Effect.

     4.2  No Solicitation. Until the earlier of the termination of this
          ---------------
Agreement pursuant to Article VII or the Closing, neither InConcert nor Xerox shall (and neither shall permit any of their respective officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Buyer and its designees: (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire or license all or substantially all, or a significant portion, of InConcert's business, technologies or properties or a majority of InConcert's capital stock, whether by merger, purchase of assets, purchase of stock or otherwise, or effect any such transaction; (ii) disclose any information not customarily disclosed to any person concerning InConcert's business, technologies or properties or afford to any person or entity access to its properties, books or records; (iii) assist or cooperate with any person in making any proposal to purchase or license all or any part of InConcert's Capital Stock or assets (including without limitation any InConcert Intellectual Property); or (iv) enter into any agreement or arrangement with any person relating to or providing for the acquisition or licensing of all or any significant portion of InConcert (whether by way of merger, purchase of assets (including, without limitation any InConcert Intellectual Property), purchase of stock or otherwise). In the event InConcert or Xerox shall receive, or shall become aware that any of its officers, directors, employees, stockholders, agents, representatives or affiliates has received, directly or indirectly, any offer or proposal of the types referred to in clauses (i) or (iii) above, or any request for disclosure or access pursuant to clause (ii) above, it shall immediately inform Buyer that such an offer or proposal has been received, but InConcert and Xerox shall not be required to inform Buyer of any terms of such offer or proposal or to identify the person or company making it. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, employee, stockholder, agent, representative or affiliate of InConcert or Xerox shall be deemed to be a breach of this agreement by Seller.

     4.3  Access to Information. Seller shall afford to Buyer and its
          ---------------------
accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to (a) all of its properties, books, contracts, commitments and records concerning the business of InConcert, the Assets or the Assumed Liabilities, (b) all of the officers and employees of InConcert set forth on Schedule 4.3 and other key employees of
                                    ------------
InConcert and (c) all other information concerning the business of InConcert, the Assets or the Assumed Liabilities and any properties or personnel (including independent accountants and other advisors) related to the business of InConcert, the Assets or the Assumed Liabilities (subject to restrictions imposed by applicable law) as Buyer may reasonably request.

     4.4  Confidentiality. All information or knowledge obtained by Buyer or
          ---------------
Seller pursuant to any investigation pursuant to Section 4.3 or pursuant to the
                                                 -----------
negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby shall be deemed to be "Confidential Information" for the purposes of this Agreement; provided, however, that Confidential Information shall not include any information which (i) was available to or in possession of the recipient prior to the time of disclosure to the recipient by the disclosing party or any of its Representatives (as defined below), (ii) is or becomes generally available to the public other than as a result of a disclosure by the recipient or its Representatives, (iii) is or becomes available to the recipient on a non-confidential basis by a third party which is not bound by a confidentiality agreement with the disclosing party.

     Each of the parties hereto agrees that the Confidential Information shall not be used and shall be kept confidential by it and its Representatives and not disclosed to any third party, provided, however, that (i) any such confidential Information may be disclosed to its officers, directors, partners, employees, consultants and agents (collectively "Representatives") for the purpose of review in connections with the transactions contemplated by this Agreement, it being understood that they shall be informed of the confidential nature of the Confidential Information and bound by the terms hereof, (ii) any such Confidential Information may be disclosed to or discussed with any person who is already in possession of the Confidential Information, (iii) any such Confidential Information may be disclosed in any manner to which the disclosing party consents in writing and (iv) nothing herein shall prevent disclosure of any Confidential Information if, upon the advice of its counsel, the recipient is legally compelled to disclose such Confidential Information.

     Notwithstanding anything herein to the contrary, use of Residuals (as defined below) by any party hereto shall not be limited in any way; provided, that this right to Residuals does not represent a license under any patents, copyrights or other intellectual property rights of the disclosing party. For purposes hereof, "Residuals" means any information retained in the unaided memories of the recipient's employees and consultants who have had access to the disclosing party's Confidential Information. An employee's or consultant's memory is unaided if they have not intentionally memorized the Confidential Information for the purposes of retaining and subsequently using or disclosing it.

     4.5  Public Disclosure. Unless otherwise required by law including,
          -----------------
without limitation, applicable securities laws, prior to the Closing Date, no disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Agreement shall be made by any party hereto unless approved by Buyer and Seller prior to release (which approval shall not be unreasonably withheld).

     4.6  Expenses. Whether or not the Acquisition is consummated, all fees and
          --------
expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

     4.7  Consents. Seller shall use its best efforts to obtain all necessary
          --------
consents, waivers and approvals under any agreements included in the Assets as may be required in connection with the Acquisition so as to transfer to Buyer all rights of Seller thereunder as of the Closing.

     4.8  Commercially Reasonable Efforts. Subject to the terms and conditions
          -------------------------------
provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

     4.9  Notification of Certain Matters. Seller shall give prompt written
          -------------------------------
notice to Buyer, and Buyer shall give prompt written notice to Seller, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller or Buyer, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, (ii) any failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to have a Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 4.9 shall not limit or otherwise affect any remedies
                 -----------
available to the party receiving such notice.

     4.10  Additional Documents and Further Assurances. Before and after the
           -------------------------------------------
Closing, each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby and securing to the parties hereto the benefits contemplated by this Agreement.

     4.11  Taxes.
           -----

           (a) Seller shall be responsible for and pay when due (i) all of Seller's Taxes attributable to or levied or imposed upon the Assets or relating to the business of InConcert, relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date and (ii) all Taxes attributable to, levied or imposed upon, or incurred in connection with the Seller's business operations, other than Assets, following the Closing Date.

           (b) Buyer shall be responsible for all of Buyer's taxes attributable to or levied or imposed upon the Assets or relating to the InConcert Business, relating or pertaining to the period (or that portion of any period) beginning on or after the Closing Date.

     4.12  Bulk Sales. Buyer hereby agrees to waive the requirement, if any,
           ----------
that Seller comply with any bulk transfer law which may be applicable to the transactions contemplated by this Agreement; provided, that Seller agrees to indemnify and hold harmless Buyer with respect to any noncompliance with such laws and Buyer's waiver with respect thereto.

     4.13  Covenant Not to Solicit: Name Change.
           ------------------------------------

           (a) For a period ending one (1) year after the Closing Date (the "Non-Solicitation Period"), neither InConcert nor Xerox shall solicit, encourage, take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging any of those persons set forth in
Section 4.13(a) of the Seller Disclosure Schedule (a "Covered Employee") to terminate his or her employment with Buyer. Furthermore, during the Non-Solicitation Period, neither InConcert nor Xerox shall solicit or encourage any Covered Employee or any person who had been a Covered Employee within six months prior to the solicitation or encouragement (any such employee or prior employee, "Buyer Personnel") to accept employment with InConcert or Xerox.

           (b) InConcert and Xerox agree that, immediately following the Closing, they will change the corporate name of InConcert.

     4.14  Provider-of-Choice Endorsement. For a period of one year following
           ------------------------------
the Closing Date, Xerox Professional Services shall endorse the existing InConcert product as the workflow product-of-choice where the existing InConcert product is appropriate and the customer has not specified an alternative solution, including through quarterly internal announcements to the employees of Xerox Professional Services and communications to existing InConcert customers to be prepared by Buyer and submitted to Xerox on a timely basis.

     4.15  HSR Filing. Each of Buyer and Seller agrees to file at its own
           ----------
expense its HSR filing within ten (10) business days after the execution of this Agreement by both parties and to use commercially reasonable efforts to provide all information requested by a governmental authority in order to obtain termination of the waiting period as soon as possible.

     4.16  Voting Agreement. Xerox shall vote its shares of InConcert Capital
           ----------------
Stock in favor of the transactions contemplated by this Agreement.

     4.17  Transition Services Agreement. The parties agree to use their best
           -----------------------------
efforts prior to the Closing to execute a mutually satisfactory agreement providing for those services currently being provided by Xerox to InConcert to continue to be provided to Buyer after the Closing through December 31, 1999 or such earlier date as the parties agree.

     4.18  Dissolution. InConcert agrees that, in the event it winds up the
           -----------
business of InConcert and dissolves, it will do so only in accordance with applicable laws under the State of Delaware and Massachusetts.

     4.19  Transfer of Assets to InConcert. Xerox agrees that, prior to the
           -------------------------------
Closing Date, it will transfer to InConcert (i) any of the Assets and (ii) any other intellectual property assets used by InConcert in the conduct of its business currently owned by Xerox.

     4.20  Employee Matters. Prior to the Closing Date, all employees of
           ----------------
InConcert will have resigned or will have been terminated by InConcert and will have been paid severance payments in accordance with InConcert's and Xerox's applicable severance policies or any contractual obligations.

     4.21  Buyer's Severance Obligation. Buyer shall reimburse InConcert for
           ----------------------------
any severance payments made to those InConcert employees who are not offered employment by Buyer (other than Russell Fleischer), which reimbursement shall consist of an amount equal to the cash severance payments and the cash value of any employee benefits made or provided to such employees pursuant to any contractual, statutory or regulatory obligation or requirement; provided, however, that Buyer's obligation pursuant to this Section 4.21 with respect to any employee shall not exceed such employee's annual base cash salary and benefits (such aggregate amount Buyer is obligated to pay being referred to herein as "Buyer's Severance Obligation"). Any payments pursuant to this Section
4.21 shall be made by Buyer within 30 days of Buyer's receipt of written notice from Seller of reimbursable payments to such employees. In addition, notwithstanding the fact that Cyrelle Nasisi is contractually entitled to 30 days' severance pay, Buyer shall reimburse InConcert for cash severance payments to Ms. Nasisi equal to her base cash salary for 90 days, and such reimbursement shall constitute part of "Buyer's Severance Obligation" hereunder.

                                   ARTICLE V

                         CONDITIONS TO THE ACQUISITION

     5.1  Conditions to Obligations of Each Party to Effect the Acquisition.
          -----------------------------------------------------------------
The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a)  No Injunctions or Restraints; Illegality. No temporary
               ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

          (b)  HSR Act. The waiting period under the HSR Act shall have expired
               -------
or earlier terminated without the commencement of legal action by the U.S. Federal Trade Commission or Department of Justice.

          (c)  Other Agreements. The agreements relating to the purchase and
               ----------------
sale of the U.S. Assets and the German Assets and the assumption of the Assumed U.S. Liabilities and the Assumed German Liabilities shall be consummated as of the Closing Date.

     5.2  Additional Conditions to Obligations of the Seller. The obligations
          --------------------------------------------------
of Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

          (a)  Representations, Warranties and Covenants. The representations
               -----------------------------------------
and warranties of Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time and Buyer shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it in all material respects as of the Closing Date.

          (b)  Certificate of Buyer. Seller shall have been provided with a
               --------------------
certificate duly executed on behalf of Buyer to the effect that, as of the Closing Date:

               (i) all representations and warranties made by Buyer in this Agreement are true and complete in all material respects; and

               (ii) all covenants, obligations and conditions of this Agreement to be performed by Buyer on or before such date have been so performed in all material respects.

     5.3  Additional Conditions to the Obligations of Buyer. The obligations of
          -------------------------------------------------
Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

          (a)  Representations, Warranties and Covenants. The representations
               -----------------------------------------
and warranties of Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time and Seller shall have performed and complied with all covenants, obligations and conditions of this

Agreement required to be performed and complied with by it as of the Closing Date in all material respects.

          (b)  Certificate of InConcert. Buyer shall have been provided with a
               ------------------------
certificate executed on behalf of InConcert by its Chief Executive Officer to the effect that, as of the Closing Date:

               (i) all representations and warranties made by Seller in this Agreement are true and complete in all material respects; and

               (ii) all covenants, obligations and conditions of this Agreement to be performed by Seller on or before such date have been so performed in all material respects.

          (c)  InConcert Stockholder Approval. This Agreement, the Acquisition
               ------------------------------
and the transactions contemplated hereby shall have been approved by the stockholders of InConcert in accordance with applicable law.

          (d)  No Material Adverse Effect. There shall not exist any condition
               --------------------------
not existing on the date hereof, nor shall any event have occurred between the date hereof and the Closing Date, that has had or is reasonably likely to have a Material Adverse Effect.

                                  ARTICLE VI

                                   INDEMNITY

     6.1  Survival of Representations, Warranties and Covenants. Except as
          -----------------------------------------------------
otherwise provided in this Section 6.1, all representations and warranties
                           -----------
contained in this Agreement or in any instrument delivered pursuant to this Agreement and all covenants to be performed prior to the Closing shall survive the Closing for a period of one year. Notwithstanding the foregoing, (i) the representations and warranties of Seller contained in Sections 2.11, 2.12, 2.16, and 2.20 shall survive the Closing for a period ending on the date three (3) years after the Closing Date and (ii) the representations and warranties of Seller contained in Section 2.3 shall survive the Closing until the expiration
                    -----------
of all applicable limitations periods relating thereto. The date upon which a representation, warranty or covenant ceases to survive is referred to herein as the "Termination Date." Notwithstanding the foregoing, a claim by Buyer or Seller pursuant to this Article VI based upon a fraudulent or knowing breach of a representation, warranty or covenant of Seller or Buyer, as the case may be, shall survive the Closing for an unlimited period.

     6.2  Indemnity.
          ---------

          (a) Xerox and InConcert, jointly and severally, agree to indemnify and hold Buyer and its affiliates, officers, directors and employees ("Buyer Indemnitees") harmless against any losses, claims, damages, costs, expenses or other liabilities (including reasonable attorneys' fees and expenses) (collectively, "Damages") arising out of, relating to or resulting from (i) any breach of or inaccuracy in any representations and warranties set forth in
Article II of this Agreement or in any
instrument delivered pursuant to this Agreement, or (ii) the breach by Seller of any covenant made in this Agreement (each, a "Buyer Indemnifiable Claim").

          (b) Buyer agrees to indemnify and hold Seller and its affiliates, officers, directors and employees ("Seller Indemnitees") harmless against any Damages arising out of, relating to or resulting from (i) any breach of or inaccuracy in any representations and warranties of Buyer set forth in this Agreement or in any instrument delivered pursuant to this Agreement, (ii) the breach by Buyer of any covenant made in this Agreement or (iii) any failure on the part of Buyer to pay or satisfy the Assumed Liabilities (each, a "Seller Indemnifiable Claim").

     6.3  Limitations on Indemnity. In no event shall the obligation of any
          ------------------------
party to indemnify another party pursuant to this Article VI or pursuant to the asset purchase agreements related to the purchase and sale of the U.S. Assets or the German Assets, each dated as of the date hereof (together with this Agreement, the "Agreements"), exceed, in the aggregate, the Purchase Price. Neither Buyer nor Seller shall be obligated to indemnify the other party for Damages under this Article VI until the aggregate amount of Damages represented by all claims for indemnification made by the claiming party exceeds $100,000, in which case the claiming party shall be entitled to seek indemnification for the amount of such claims exceeding $100,000. Notwithstanding the foregoing, Buyer and Seller shall be entitled to make claims and seek indemnification for Damages arising out of, relating to or resulting from any fraudulent or knowing breach of a representation, warranty or covenant of Seller or Buyer, as the case may be, or any breach by Seller of the representations and warranties contained in Section 2.21 without regard to the limitation set forth in the preceding
   ------------
sentence. Any claim for Damages by Buyer or Seller pursuant to this Article VI shall be reduced by an amount equal to any recovery for such damages pursuant to insurance coverage maintained by Buyer or Seller, as the case may be.

     6.4  Indemnification Procedures; Time Limits.
          ---------------------------------------

          (a) Seller shall be obligated to indemnify Buyer Indemnitees only for Damages resulting from Buyer Indemnifiable Claims of which Buyer has given written notice to Seller on or prior to the Termination Date; provided, however,
                                                              --------
that Seller shall be obligated to indemnify Buyer Indemnitees for Damages resulting from Buyer Indemnifiable Claims incurred by Buyer Indemnitees after the Termination Date so long as Buyer Indemnitees have made Buyer Indemnifiable Claims prior to the Termination Date in respect of such Damages.

          (b) Buyer shall be obligated to indemnify Seller Indemnitees only for Damages resulting from Seller Indemnifiable Claims of which Seller has given written notice on or prior to the Termination Date; provided, however, that
                                                    --------
Buyer shall be obligated to indemnify Seller Indemnitees for Damages resulting from Seller Indemnifiable Claims incurred by Seller Indemnitees after the Termination Date so long as Seller Indemnitees have made Seller Indemnifiable Claims prior to the Termination Date in respect of such Damages.

          (c)  Third Party Claims. If a Buyer Indemnitee or a Seller Indemnitee
               ------------------
becomes aware of any third-party claim, suit or proceeding commenced against such party which such party believes may result in a claim for indemnification under this Article VI, such indemnified party shall notify the indemnifying party of such claim, suit or proceeding, and the indemnifying party shall be entitled, at its expense, to assume the defense of such claim, suit or proceeding. Delay in providing such notice shall not eliminate such claim, suit or proceeding except to the extent that the indemnifying party is prejudiced thereby. The indemnified party shall have the right to employ separate counsel in any such claim, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expenses of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party shall have failed to promptly assume the defense of such claim, suit or proceeding or (iii) the named parties to any such claim, suit or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and that the assertion of such defenses would create a conflict of interest (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim, suit or proceeding on behalf of such indemnified party). The indemnifying party shall have the right to settle any such claim, suit or proceeding, unless (i) the indemnified party has assumed the defense of such claim, suit or proceeding on its own behalf pursuant to the preceding sentence, in which case the indemnifying party shall not be liable for any settlement of any such claim, suit or proceeding effected without its written consent, which consent shall not unreasonably be withheld, (ii) such settlement would prejudice the indemnified party, in which event no such settlement of such claim, suit or proceeding may be effected without the prior written consent of the indemnified party, which consent shall not unreasonably be withheld. In the event that the indemnifying party has effected any such settlement, the indemnifying party shall have no power or authority to object under any provision of this Agreement to the amount of any claim by the indemnified party for indemnification with respect to such settlement.

     6.5  Resolution of Conflicts; Arbitration.
          ------------------------------------

          (a) In case any party (the "Objecting Party") shall object in writing to any claim for indemnification made by another party hereunder, the claiming party shall have thirty (30) days to respond in a written statement to the objection of the Objecting Party. If after such thirty (30) day period there remains a dispute as to any claims, the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by all parties and Damages shall be paid to the claiming party in accordance with the terms of such memorandum.

          (b) If no such agreement can be reached after good faith negotiation, either the claiming party or the Objecting Party may, at its option, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or all parties agree to arbitration; and in either such event the matter shall be settled by arbitration. The parties shall undertake reasonable efforts to mutually agree upon a single arbitrator. If the parties are unable to mutually agree upon a single arbitrator within ten (10) days after such written notice, the arbitration shall be conducted by three arbitrators, and within five (5) additional days following the expiration of the initial ten (10) day period, the claiming party or the Objecting Party shall each select one arbitrator, and thereafter the two arbitrators so selected shall select a third arbitrator. The parties shall undertake reasonable efforts to ensure that the arbitration is concluded within ninety (90) days following the selection of the arbitrator or arbitrators, as the case may be. The decision of the single arbitrator (in the event a single arbitrator has been appointed by mutual agreement), or the decision of a majority of the arbitrators (in the event three arbitrators have been appointed) as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement.

          (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation attorneys' fees and costs, incurred by the other party to the arbitration.

     6.6       Treatment.  All indemnity payments shall be treated as
               ---------
adjustments to the Purchase Price for all tax purposes.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1  Termination. Except as provided in Section 7.2 below, this Agreement
          -----------                        -----------
may be terminated and the Acquisition abandoned at any time prior to the Closing
Date:

          (a)  By mutual written consent of Seller and Buyer.

          (b) By Buyer or Seller if: (i) the Closing has not occurred by November 29, 1999 (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity that would make consummation of the Acquisition illegal unless the parties shall have received within fifteen (15) days a final order of such Governmental Entity declaring that the Acquisition is legal.

          (c) By Buyer if it is not in material breach of this Agreement and there has been a breach of any representation or warranty contained in this Agreement on the part of Seller that would have a material adverse effect on Buyer, or a material breach of any covenant or agreement contained in this Agreement on the part of Seller, and such breach cannot be cured or has not been cured within fifteen (15) business days after written notice to Seller.

          (d) By Seller if it is not in material breach of this Agreement and there has been a breach of any representation or warranty contained in this Agreement on part of Buyer that would have a material adverse effect on Seller, or a material breach of any covenant or agreement contained in this Agreement on the part of Buyer, and such breach cannot be cured or has not been cured within fifteen (15) business days after written notice to Buyer.

     7.2  Effect of Termination. In the event of termination of this Agreement
          ---------------------
as provided in Section 7.1, each of the Agreements shall forthwith become void
               -----------
and there shall be no liability or obligation on the part of Buyer or Seller, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of any of the Agreements prior to their termination; and provided further that the provisions of Sections 4.4, 4.5 and
4.6 of each of the Agreements shall remain in full force and effect and survive any termination of this Agreement.

     7.3  Amendment. This Agreement may be amended by the parties hereto at any
          ---------
time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     7.4  Extension; Waiver. At any time prior to the Closing Date, Buyer on
          -----------------
the one hand, and Seller, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

     8.1  Notices. All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Buyer, to:
                TIBCO Software Inc.
                3165 Porter Drive
                Palo Alto, CA 94304
                Attention:  Robert P. Stefanski, Esq.
                            Christopher G. O'Meara
                Telecopy No.:  (650) 846-1250
                               (650) 846-1203

                with a copy to:

                Wilson Sonsini Goodrich & Rosati
                Professional Corporation

                    650 Page Mill Road
                    Palo Alto, CA 94304-1050
                    Attention:  Larry W. Sonsini, Esq.
                                Brian C. Erb, Esq.
                    Telecopy No.:  (650) 493-6811

               (b)  if to InConcert, to:

                    InConcert, Inc.
                    4 Cambridge Center
                    Cambridge, MA 02142
                    Attention: Jeremy Davis
                    Telecopy No.: (617) 499-4486

                    with a copy to:

                    Xerox Corporation
                    800 Long Ridge Road
                    Stamford, CT  06904
                    Attention:  Charles P. Gilliam, Esq.
                    Telecopy No:  (203) 968-3446

                    Nixon Peabody LLP
                    101 Federal Street
                    Boston, MA  02110
                    Attention:  Craig Mills, Esq.
                    Telecopy No.: (617) 345-1300

               (c)  If to Xerox, to:

                    Xerox Corporation
                    800 Long Ridge Road
                    Stamford, CT  06904
                    Attention:  James J. Costello
                    Telecopy No:  (203) 968-3174

                    with a copy to:

                    Charles P. Gilliam, Esq.
                    Telecopy No:  (203) 968-3446

     8.2  Survival. Except as set forth in Section 6.1, the representations,
          --------                         -----------
warranties and covenants contained in this Agreement shall survive the Closing.

     8.3  Interpretation. When a reference is made in this Agreement to
          --------------
Schedules or Exhibits, such reference shall be to a Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.4  Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5  Entire Agreement. The Agreements, the Schedules and Exhibits thereto:
          ----------------
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder, unless expressly provided otherwise; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     8.6  Severability. In the event that any provision of this Agreement or
          ------------
the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7  Specific Performance. The parties hereto agree that irreparable
          --------------------
damage would occur in the event that the provisions of Sections 4.2 and 4.13
                                                       ------------     ----
were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by Seller that Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of Sections 4.2 and 4.13 and to enforce specifically the terms and provisions
------------     ----
thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity. Seller further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief. Seller hereby expressly consents to the issuance of such injunctive relief, whether in the form of a temporary restraining order or otherwise, and to the ordering of such specific performance.

     8.8  Other Remedies. Except as otherwise provided herein, any and all
          --------------
remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     8.9   Governing Law. This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     8.10  Rules of Construction. The parties hereto agree that they have been
           ---------------------
represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.11  Release of Liens. Effective upon the Closing, Xerox hereby releases
           ----------------
and terminates all Liens on the Assets created pursuant to the Secured Lending Agreement dated December 31, 1996 between Xerox and InConcert and the Security Agreement dated January 1, 1997 between Xerox and InConcert, or pursuant to any other agreement or instrument. Xerox shall take any and all further actions, including the filing or withdrawal of instruments with Government Entities, necessary to extinguish such Liens.

     IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

                                    TIBCO SOFTWARE INC.

                                    By:___________________________________
                                    Name:  Christopher G. O'Meara
                                    Title: Vice President, Finance

                                    INCONCERT, INC.

                                    By:___________________________________
                                    Name:  James Costello
                                    Title: Executive Vice President

                                    XEROX CORPORATION

                                    By:___________________________________
                                    Name:  Brian Stern
                                    Title: Corporate Vice President

                              INDEX OF SCHEDULES

     Schedule    Description
     --------    -----------

     1.1(a)      Assets to be Acquired

     1.1(b)      Liabilities to be Assumed

     2           Seller Disclosure Schedule

     4.3(c)      Designated Employees

     5.3(c)      Consents